Exhibit 4.2

Unofficial Translation

Addendum No. 1 to the Deed of Trust dated May 30, 2024

Executed and signed in Tel Aviv, on March 20, 2025

Between

Arbe Robotics Ltd.

Company No.: 51-533312-8

107 HaHashmonaim Street, Tel Aviv-Yafo

(hereinafter: the “Company”)

of the first part;

and

Mishmeret Trust Services Company Ltd.

Company No.: 51-368347-4

48 Menachem Begin Road

Tel Aviv

(hereinafter: the “Trustee”)

of the second part;

WHEREAS: the Company entered into the Deed of Trust with the Trustee, as trustee for the holders of the Bonds (Series A), which was signed on May 30, 2024 (hereinafter: the “Deed of Trust”) in connection with the terms of the Bonds (Series A); and

WHEREAS: the Company wishes to extend the prescribed period for the fulfillment of the Condition Precedent, as set forth in Sections 7.2 and 7.3.10 of the Deed of Trust, from March 31, 2025 to December 31, 2025; and

WHEREAS: the Company wishes to make certain additional amendments to Sections 3.1, 6.3, 6.7, 7.3, 9 and 9.1.25 of the Deed of Trust, as set forth below;

NOW, THEREFORE, the Parties have represented, stipulated and agreed as follows:

1.	Preamble; Interpretation and Definitions

1.1. The foregoing preamble constitutes an integral and inseparable part of this Addendum No. 1.

Unofficial Translation

1.2. Upon execution, this Addendum No. 1 shall constitute an integral and inseparable part of the Deed of Trust, and any capitalized term used in this Addendum No. 1 shall have the meaning ascribed to it in the Deed of Trust, as applicable, unless expressly stated otherwise in this Addendum No. 1.

1.3. Except as expressly set forth in this Addendum No. 1, no change shall apply to the remaining provisions of the Deed of Trust, and all provisions of the Deed of Trust shall remain in full force and effect unless expressly stated otherwise in this Addendum No. 1.

1.4. The provisions of this Addendum No. 1 are intended to be in addition to, and not to derogate from, the provisions of the Deed of Trust, and in the event of any inconsistency between the provisions of this Addendum No. 1 and the provisions of the Deed of Trust, the provisions of the Deed of Trust shall prevail. The Deed of Trust and this Addendum No. 1 shall be read as complementary to one another (as one integrated document).

2.	Amendments to the Deed of Trust

2.1. In Section 3.1 of the Deed of Trust, the following sentence:

“...this obligation of the Company shall expire and shall no longer be in force if more than 90% of the Bonds (par value) have been converted into Company Shares”;

shall be replaced with the following:

“...this obligation of the Company shall expire and shall no longer be in force if the outstanding balance of the par value of the Bonds in circulation is lower than NIS 10 million.”

2.2. In Section 6.3 of the Deed of Trust, the following sentence:

“Notwithstanding the provisions of this section, this obligation of the Company shall expire and shall no longer be in force if more than 90% of the Bonds (par value) have been converted into Company Shares”;

shall be replaced with the following:

“Notwithstanding the provisions of this section, this obligation of the Company shall expire and shall no longer be in force if the outstanding balance of the par value of the Bonds in circulation is lower than NIS 10 million.”

2.3. In Section 6.7.1 of the Deed of Trust, the following sentences:

“Unsecured financial debt in the aggregate amount of up to USD 500 thousand.” and “Notwithstanding the provisions of this section, this obligation of the Company shall expire and shall no longer be in force if more than 90% of the Bonds (par value) have been converted into Company Shares.”

Unofficial Translation

shall be replaced with the following sentences:

“Unsecured financial debt in the aggregate amount of up to USD 2 million.” and “Notwithstanding the provisions of this section, this obligation of the Company shall expire and shall no longer be in force if the outstanding balance of the par value of the Bonds in circulation is lower than NIS 10 million.”

2.4. In Section 7.2 of the Deed of Trust, the following sentence:

“The transfer of the offering’s proceeds to the Company from the offering proceeds account to be held by the Trustee is subject to the fulfillment of the following three (3) conditions by March 31, 2025 (hereinafter: the “Condition Precedent”):...”

shall be replaced with the following sentence:

“The transfer of the offering’s proceeds to the Company from the offering proceeds account to be held by the Trustee is subject to the fulfillment of the following three (3) conditions by December 31, 2025 (hereinafter: the “Condition Precedent”):...”

2.5. In Section 7.3.11 of the Deed of Trust, the following sentence:

“If, by March 31, 2025 and as specified in Section 7.2 above (hereinafter: the “Effective Period”) the certificates specified in Section 7.3 above are not furnished, or, in the alternative, if, during the Effective Period, the Company furnishes the Trustee with a written notice whereby it is unable to furnish said certificates in the Effective Period, whichever is earlier, but in any case not before the 30 days have elapsed since the Bonds’ issuance, the Company shall effect a forced early redemption...”

shall be replaced with the following sentence:

“If, by December 31, 2025 and as specified in Section 7.2 above (hereinafter: the “Effective Period”) the certificates specified in Section 7.3 above are not furnished, or, in the alternative, if, during the Effective Period, the Company furnishes the Trustee with a written notice whereby it is unable to furnish said certificates in the Effective Period, whichever is earlier, but in any case not before the 30 days have elapsed since the Bonds’ issuance, the Company shall effect a forced early redemption...”

IN WITNESS WHEREOF, the Parties have executed this Addendum No. 1 on March 20, 2025:

Arbe Robotics Ltd.

Mishmeret Trust Services Company Ltd.

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